EXPLORATION AGREEMENT
AND OPTION TO CONVERT TO MINING AGREEMENT

     THIS EXPLORATION AGREEMENT AND OPTION TO CONVERT TO MINING AGREEMENT dated as of 28 November, 2007, is between Revett Metals Associates ("Grantor"), and NEW JERSEY MINING COMPANY ("Grantee").

RECITALS

     A. Grantor is the agent for the owner of certain mineral property more particularly described in Exhibit A attached hereto and by this reference made a part hereof ("Premises").

     B. The parties agree for the purposes of this Agreement that the Premises shall be deemed to include, without limitation, the subsurface of the Premises, all mines, ores, metals, mineral rights and minerals thereon and thereunder, all veins, lodes, extralateral rights and mineral deposits now owned or hereafter acquired by Grantor extending from or onto or contained in the Premises; and all water and water rights therein, thereon or thereunder.

     C. Grantor and Grantee desire to enter into this Agreement covering the Premises.

     D. Grantor also desires to grant to Grantee an option to convert to a Mining Agreement.

AGREEMENT

     IN CONSIDERATION of the sum of $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and the promises and covenants contained herein, the parties agree as follows:

1.

TITLE TRANSFER. Grantor hereby delivers a quitclaim deed from the owner to Grantee transferring title of the Premises to Grantee during the term of this Agreement. Grantor retains a Net Smelter Return royalty further defined in Exhibit B. Grantor guarantees that corner posts are in place marking the claims and will replace any posts found to be missing within one year of the date of this agreement.

2.

OPTION TO CONVERT TO A MINING AGREEMENT. Grantor hereby grants to Grantee the irrevocable and exclusive option during the term hereof to commence a mining phase according to a Mining Agreement on the Premises, which Mining Agreement shall be in the form of Exhibit B, attached hereto and by this reference made a part hereof, and herein referred to as "Said Mining Agreement," subject to the terms and conditions herein set forth.

Lessee may exercise the Option to Convert to a Mining Agreement at any time prior to the expiration of this Agreement. If and when Grantee shall elect to enter into Said Mining Agreement, it shall forward to Grantor executable copies of Said Mining Agreement and within fifteen (15) days of receipt, Grantor shall execute and deliver Said

Mining Agreement to Grantee.

3.	TERM. This Agreement is granted for a five (5) year term, commencing on the date hereof, unless sooner terminated under any of the provisions herein.

4.

PAYMENTS. Upon the signing of this Agreement, Grantee agrees to pay Grantor the sum of $4,500 and 30,000 shares of its common stock. At each anniversary of this Agreement, Grantee agrees to pay Grantor the sum of $3,000 plus 30,000 shares of its common stock. Grantee’s common stock will be restricted under Rule 144. The amount of common stock to be paid to Grantor will be subject to appropriate adjustment should Grantee split its stock. Grantee will facilitate the process of converting the restricted stock, if asked, after the restrictive period and will not require a legal opinion for Grantee’s transfer agent.

A. Cash payments will be made to the order of Revett Metals Associates at the address designated in Section 15, “Notices” of this Agreement.

B. Annual stock payments (30,000 shares) will be apportioned to four persons in the following amounts and respective mailing addresses:

1. Ted Antonioli - 5907 Longview, Missoula, MT 59803 - 9,500 shares.
2. Bruce E. Cox - 737 S. 5th St. W., Missoula, MT 59801 - 9,500 shares.
3. Robert L. Foster - C-352, Sea Island, GA 31561 - 9,500 shares.
4. Richard Sherry - 603 Redwood, Missoula, MT 59802 - 1,500 shares.

5.

OBLIGATION TO KEEP UNPATENTED CLAIMS. Grantee shall pay annual maintenance fees or perform assessment work required to maintain all unpatented claims included in the Premises in good standing with the Bureau of Land Management and the state in which the Premises are located. Grantee will provide to Grantor evidence of all required annual filings or payments no less than 15 days prior to the time any such filings or payments are due. Such evidence will be sent to the address designated in Section 15, “Notices” of this Agreement. Grantee will have the right to amend or relocate the claims listed in Exhibit A. However, all the terms of this Agreement and Said Mining Agreement will apply to the amended or relocated claims.

6.

INSPECTION OF PROPERTY. Grantor, or its authorized agents or representatives, shall have the right to enter in or upon the Premises during the term of this Agreement, but shall enter at their own risk and shall not unreasonably interfere with Grantee's activities.

7.

TECHNICAL DATA. Grantee shall furnish Grantor, upon termination of this Agreement, with copies of all technical data pertaining to its operations hereunder, including but not limited to all geological, geophysical, geochemical, mapping, drilling, sampling, assay, and other data or information pertaining to Grantee's exploration operations hereunder. Notwithstanding the foregoing, Grantee shall not be obligated to disclose to Grantor any interpretive data or information.

8.	CONTROL OF EXPLORATION. Grantee shall have full discretion in the exploration of the Premises and shall in no event be obliged to explore for, develop, or drill Minerals.

9.

INDEMNITY. Grantee shall assume all liability in connection with its operations on the Premises and shall hold Grantor harmless from any and all liability which may arise out of Grantee's operations on the Premises. Grantee shall use its best efforts to ensure that the work performed by Grantee hereunder shall be in compliance with applicable environmental, safety and health requirements of federal, state and local governments.

10.

AREA OF MUTUAL INTEREST. If, during the term of this Agreement, either Party or their representative or agent shall locate or acquire any interest in any mining claim or property which lies within ½ mile to any of the property described on Exhibit A, all such claims and property shall be subject to this Agreement, without any additional consideration therefor payable to Grantor, and all references in this Agreement to the Premises shall be deemed to include all such claims and property. Each Party agrees to notify the other Party promptly upon the location of each such claim or acquisition of property. Grantee and Grantor agree to execute and acknowledge an amendment to this Agreement to include and describe each such claim or property and to file such amendment for recording in the real property records of the county where said claim or property is located. Notwithstanding the above portion of this Paragraph, if Grantee locates or acquires an interest in property which lies within ½ mile to any of the property described in Exhibit A, Grantee shall not be required to execute an amendment to this Agreement to include such property, provided the property is primarily valued for its gold mineralization. Further, should additional property in the Area of Mutual Interest be added and become subject to this Agreement, the Area of Mutual Interest will not be expanded beyond ½ mile from the property described in Exhibit A at the date of this Agreement.

11.

FORCE MAJEURE. Grantee shall not be liable or in default under any provisions of this Agreement for failure to perform any of its obligations hereunder during periods in which performance is prevented by any cause reasonably beyond Grantee's control, which causes hereinafter are called "force majeure." For the purposes of this Agreement the term "force majeure" shall include, but not be limited to, fires, floods, windstorms and other damage from the elements; strikes, war, insurrection, mob violence and riots; unavailability of materials, labor and transportation; unavailability of smelting or refining facilities; interference, action, legislation or regulation by governmental or military authority, including a requirement by such authority that an environmental impact statement, plan of operation or similar statement or document be prepared or approved; litigation; and acts of God or acts of the public enemy. The duration of this Agreement and of the time for completion of performance by Grantee of its rights and obligations hereunder shall be extended for a period equal to the period of disability as a result of the event of force majeure, provided Grantee gives Grantor written notice of the existence of the event of force majeure. All periods of force majeure shall be deemed to begin at the time Grantee stops performance hereunder by reason of force majeure. Notwithstanding the foregoing, the parties understand that an event of force majeure shall not excuse any obligation to make a payment of money or common stock required by this Agreement.

12.

FIRST RIGHT OF REFUSAL. If, at any time during the term of this Agreement, Grantor shall, in response to a bona fide offer to purchase all or part of its interest in the Premises from a third party, desire to sell or otherwise dispose of such interest, it shall notify Grantee in writing of the party to whom it desires to sell such interest and the price at which and the terms upon which it desires to sell the same, and Grantee shall, within 30 days of receipt of the notice, notify Grantor in writing whether it wishes to purchase such interest at the price and on the terms set forth in the notice. If Grantee elects to purchase such interest, Grantor shall be bound to convey, assign, or otherwise transfer such interest to Grantee promptly thereafter at such price and on such terms. If Grantee elects not to purchase such interest or fails to give notice of its intention within the 30- day period, Grantor shall be free to convey, assign, or otherwise transfer such interest to the third party at a price not less than stated in the notice or on terms more favorable than those stated in the notice. Any conveyance by Grantor to a third party shall be subject to the terms of this Agreement, including without limitation Grantee's right to explore and mine on the Premises. If Grantor shall not have so disposed of such interest to said third party within 90 days after receipt of notice that Grantee elects not to exercise its right of first refusal or after expiration of that party's 30-day period within which to give notice, the provisions of this Section shall again apply to the disposition by Grantor of any such interest.

13.

ASSIGNMENT. Subject to the provisions of Section 12 above, the rights of either party hereunder may be assigned in whole or in part and the provisions hereof shall extend to their successors and assigns, but no change or division in ownership of the Premises, however accomplished, shall operate to enlarge the obligations or diminish the rights of either party under this Agreement, and neither Grantee nor its successors or assigns shall ever be required to make payments or to render reports or notices to more than one party. In the event Grantor's interest in the Premises is now or hereafter owned by more than one party, Grantee may withhold further payments until all such owners have designated a single party to act for all of them hereunder in all respects, including but not limited to the giving and receiving of all notices and the receipt of all payments and reports. No such change or division in the ownership of the Premises shall be binding upon Grantee for any purpose until such person acquiring any interest has further furnished Grantee with the instrument or instruments, or certified copies thereof, constituting his claim of title from the original Grantor. Grantee shall have the right to subcontract with others for the performance of exploration work hereunder, subject to all of the terms of this Agreement, but no such subcontract shall relieve Grantee of its obligations to Grantor hereunder.

14.	TERMINATION OF AGREEMENT.

14.1 By Grantor. If Grantee fails to keep and perform all of the terms and conditions of this Agreement on its part to be kept and performed, then Grantor may notify Grantee of the default in writing specifying the default. If within ten days after Grantee's receipt of such notice, in case of default arising through failure to make any payments required by this Agreement, and within 30 days in the case of any other default, Grantee shall make such payments, or commence and diligently thereafter proceed to correct such other default, this Agreement shall continue in good standing. However, upon failure of Grantee to make such payment within ten days or to commence within 30 days to cure any other default and diligently thereafter proceed to correct the same, Grantor may then, by written notice or demand, forthwith terminate this Agreement and fully repossess itself of the Premises, and without prejudice to any other rights which might otherwise accrue to Grantor for the violation of the terms hereof. After such default and termination of this Agreement, Grantee shall have no further rights in or right to the possession of the Premises or any part thereof or to exercise the Option to Lease.

14.2 By Grantee. Grantee may terminate this Agreement in whole or in part at any time upon delivering written notice to Grantor. Said notice shall be effective upon delivery. Upon such termination, all right, title and interest of Grantee under this Agreement shall terminate as to that part of the Premises covered by the notice, and Grantee shall not be required to make any further payments, or to perform any further obligations hereunder as to said portion of the Premises, except payments or obligations which then have accrued under the express provisions of this Agreement and which have not been paid or performed. Furthermore, if Grantee terminates this Agreement as to the entire Premises, then at Grantor's option, Grantee agrees to quitclaim all of its right, title, and interest in the Premises to Grantor.

15.

NOTICES. Any notice required or permitted to be given hereunder shall be in writing and shall be delivered in person or sent by registered or certified mail, return receipt requested. Notices so mailed shall be deemed effective on the third business day after mailing. Until change of address is communicated, all notices shall be addressed to:

Grantor:	Revett Metals Associates
737 S. 5th St. W.
Missoula, MT 59801

Grantee:	New Jersey Mining Company
P. O. Box 1019
Kellogg, Idaho 83837

16.	GENERAL.

16.1 Modification. The parties hereto by mutual written agreement may, at any time and from time to time, amend this Agreement and any of the terms hereof.

16.2 Further Documents. The parties hereto further agree to execute all such further documents and do all such further things as may be necessary to give full effect to these presents.

16.3 Entire Agreement. This is the entire Agreement between the parties and no modification shall be effective unless in writing and executed by the parties hereto.

16.4 Law. The terms and provisions of this Agreement shall be interpreted in accordance with the laws of the state where the Premises are located.

IN WITNESS WHEREOF, this instrument is executed as of the date above written.

GRANTOR:	GRANTEE:

REVETT METALS ASSOCIATES	NEW JERSEY MINING COMPANY

By:	/s/ Ted Antonioli	By:	/s/ Fred W. Brackebusch
	Ted Antonioli		Fred W. Brackebusch, President

By:	/s/ Bruce E. Cox 11-30-07
Bruce E. Cox

STATE OF MONTANA	)
) ss.
COUNTY OF MISSOULA	)

     On this 30th day of November, 2007, before me, the undersigned, a Notary Public in and for the State of Montana, personally appeared Bruce E. Cox, known to me and to me known to be a principal associates of REVETT METALS ASSOCIATES, An individual whose name is subscribed to the foregoing instrument and acknowledged to me that said individual executed the same.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my notarial seal the day in this certificate first above written.

/s/ Sharon Sneberger
Notary Public for the State of Montana
Residing at Alberton, MT
My commission expires: 9/25/2008

STATE OF MONTANA	)
) ss.
COUNTY OF MISSOULA	)

     On this 30th day of November, 2007, before me, the undersigned, a Notary Public in and for the State of Montana, personally appeared Ted Antonioli, known to me and to me known to be a principal associate of REVETT METALS ASSOCIATES, An individual whose name is subscribed to the foregoing instrument and acknowledged to me that said individual executed the same.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my notarial seal the day in this certificate first above written.

/s/ Shera Corona
Notary Public for the State of Montana
Residing at Florence, MT
My commission expires: 05-31-2010

STATE OF IDAHO	)
) ss.
COUNTY OF SHOSHONE	)

On this day of 23rd day of November, 2007, before me, the undersigned, a Notary Public in and for the State of Idaho, personally appeared Fred Brackebusch, known to me and to me known to be the President of NEW JERSEY MINING COMPANY, a corporation whose name is subscribed to the foregoing instrument and acknowledged to me that said officer executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my notarial seal the day in this certificate first above written.

/s/ Cary A. Spoor
Notary Public for the State of Idaho
Residing at: Shoshone Cty.
My commission expires: May 2011

EXHIBIT A

TO EXPLORATION AGREEMENT AND OPTION TO CONVERT TO MINING AGREEMENT

List of Unpatented Claims which comprise the Premises:

Claim Name		IMC No.
MR	1	187558
MR	2	187559
MR	3	187560
MR	4	187561
MR	10	187562
MR	11	187563
MR	12	187564
MR	13	187565
MR	14	187566